Exhibit 10.1

SIXTH AMENDMENT TO LEASE AGREEMENT

THIS SIXTH AMENDMENT TO LEASE AGREEMENT (this “Amendment”) is made and entered into on this 6th day of January, 2016, by and among the City of Evansville, Indiana (the “City”), acting by and through the Redevelopment Commission of the City of Evansville, Indiana, organized and operating under IC 36-7-14 (the “Commission”), Aztar Indiana Gaming Company, LLC, an Indiana limited liability company (“Tenant”), and New Tropicana OpCo, Inc., a Delaware corporation (“Guarantor”).

RECITALS

A.            The Commission, Tenant and Guarantor are the parties in interest to that certain Evansville Riverboat Landing Lease, dated May 2, 1995 (the “Original Lease”), as amended by that certain Amendment to Lease Agreement, dated effective as of December 1, 2001 (the “First Amendment”), a further amended by that certain Second Amendment to Lease Agreement, dated August 27, 2003 (the “Second Amendment”), as further amended by that certain Memorandum of Understanding, dated December 21, 2004 (“MOU #1”), as further amended by that certain Memorandum of Understanding, dated March 15, 2005 (“MOU #2”), as further amended by that certain Memorandum of Understanding, dated May 12, 2005 (“MOU #3”), as further amended by that certain Memorandum of Understanding, dated June 7, 2005 (“MOU #4”), as further amended by that certain Third Amendment to Lease Agreement, dated July 19, 2005 (the “Third Amendment”, as further amended by that certain Fourth Amendment to Lease Agreement, dated May 3, 2006 (the “Fourth Amendment #1”), and as further amended by that certain Fourth Amendment to Lease Agreement, dated March 2, 2010 (the “Fourth Amendment #2”), and as further amended by that certain Fifth Amendment to Lease Agreement, dated September 15, 2011 (the “Fifth Amendment” and, collectively, the “Lease”).

B.            The Commission and Tenant now desire to amend the Lease on the terms and conditions below.

TERMS AND CONDITIONS

NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lessor and Lessee agree as follows:

1.             Confirmation of Conditions Precedent.  The parties hereto hereby confirm that the conditions precedent set forth in Section 1 of the Fourth Amendment #2 have been satisfied.

2.             Extended Term(s).  The parties acknowledge that the third Extended Term commenced on December 1, 2015 and agree that (i) the third Extended Term shall expire on November 30, 2027, (ii) the fourth Extended Term shall commence on December 1, 2027 and shall expire on November 30, 2030, (iii) three additional five (5) year Extended Terms shall be added to the Lease, and (iv) the Lease should provide for automatic exercise of the Extended Terms.  Accordingly, Section 2.04 of the Lease is hereby deleted in its entirety and Section 2.03 of the Lease is hereby deleted in its entirety and replaced with the following:

“Section 2.03.  The Extended Term(s).  If Tenant shall comply with the terms, provisions and conditions of this Lease so that at the end of the Original Term or at the end of the end of the prior Extended Term, as applicable, there is no uncured Event of Default of Tenant hereunder, Tenant shall have the right and option to extend the term of this Lease for nine (9) additional periods, as follows:

First Extended Term:	December 1, 2005 — November 30, 2010

Second Extended Term:	December 1, 2010 — November 30, 2015

Third Extended Term:	December 1, 2015 — November 30, 2027

Fourth Extended Term:	December 1, 2027 — November 30, 2030

Fifth Extended Term:	December 1, 2030 — November 30, 2035

Sixth Extended Term:	December 1, 2035 — November 30, 2040

Seventh Extended Term:	December 1, 2040 — November 30, 2045

Eighth Extended Term:	December 1, 2045 — November 30, 2050

Ninth Extended Term:	December 1, 2050 — November 30, 2055

Such extended term or terms may be referred to hereinafter as the “Extended Term” or the “Extended Terms”.”

3.             Rent.

(a)           Rent Schedule.  The Percentage Rent set forth in Clause B of Schedule 4.01 of the Lease applicable during the Third Extended Term shall also apply to subsequent Extended Terms.  Accordingly, in Clause B of Schedule 4.01 of the Lease (as most recently modified by the Fourth Amendment #2):  (i) the first instance of “Third Extended Term” is hereby deleted and replaced with “subsequent Extended Terms”, and (ii) after “Third Extended Term” in clause (vi), “and subsequent Extended Terms” is hereby added.

(b)           Amendments to Lease Rent Provisions.

(1)           In the first sentence of Section 4.03 of the Lease, the phrase “from its operations conducted at or from the Leased Premises and the Riverboat operations during the Demised Term” is hereby deleted.

(2)           In the second sentence of Section 4.03 of the Lease, the phrase “from the operation of the Riverboat” is hereby deleted.

(3)           In the third sentence of Section 4.03 of the Lease, the phrase “of the Riverboat” is hereby deleted.

(4)           In the first sentence of Section 4.04 of the Lease, the phrase “derived from the operation of the Riverboat during” is hereby deleted and replaced with “for”.

(5)           Section 4.06 of the Lease is hereby deleted and replaced with the following:

“Section 4.06.  Additional Financial Reports.  In addition to the annual sales statement to be provided by Tenant pursuant to Section 4.04, within thirty (30) days after the end of each calendar quarter, Tenant shall deliver to City a copy of its Quarterly Economic Development Report Form filed by Tenant with the Indiana Gaming Commission.

(6)           Notwithstanding anything to the contrary in the Lease, the parties acknowledge and agree that Tenant shall pay Percentage Rent on all AGR received by Tenant or its operating agent from gaming operations conducted anywhere within the City of Evansville.

4.             Rental Pre-Payment.  Tenant shall make a pre-payment of Rental in the amount of Twenty-Five Million Dollars ($25,000,000) (the “Rental Pre-Payment”) divided into two equal payments of Twelve Million Five Hundred Thousand Dollars ($12,500,000) each.  The first payment shall be due five (5) business days following the Effective Date (as defined below).  The second payment shall be due upon opening of the Tropicana Development Project (as defined below) to the public.  The Rental Pre-payment shall be applied as a credit against Rental over a period of one hundred twenty (120) months in the amount of Two Hundred Eight Thousand Three Hundred Thirty-Three and 33/100 Dollars ($208,333.33) Dollars per month beginning with the first full calendar month after the Tropicana Development Project opens to the public.

5.             Tropicana Development Project.  Tenant desires to construct a new landside gaming facility as more fully described herein.  The “Tropicana Development Project” consists of (i) demolition of certain existing buildings owned by Tenant, and (ii) the construction of a new street level landside gaming facility and ancillary facilities on real property currently owned and/or leased by Tenant between Tenant’s two hotels (Tropicana Hotel and Le Merigot Hotel) and in a portion of 3rd Avenue between Riverside Drive and NW 1st Street.  The Tropicana Development Project is planned to encompass approximately 70,000 square feet of enclosed space (including approximately 40,000 square feet of casino floor and additional food and beverage outlets and back of house space), and will have a development cost of no less than Fifty Million Dollars ($50,000,000) (inclusive of all soft and hard construction costs, furniture, fixtures, equipment (including incremental gaming equipment purchased after November 12, 2015 and during the development period of the Tropicana Development Project for use therein)) (the “Redevelopment Commitment”).  Tenant shall exercise best efforts to enter into an appropriate Project Labor Agreement (or agreements) with the construction trades in conjunction with the Tropicana Development Project and shall comply with all applicable Indiana Gaming Commission MBE and WBE requirements in connection with the Tropicana Development Project.  Tenant anticipates commencement of construction during the 2nd quarter of 2016 (subject to receipt of approvals and permits) and completion within 18 to 24 months thereafter.  In order to facilitate the Tropicana Redevelopment Project:  (i) the City shall facilitate notice and conduct public meetings necessary to accomplish the vacation of 3rd Avenue between NW Riverside Drive and 1st Street (at no expense to the City) within thirty (30) days of full execution of this Amendment; and (ii) the City shall provide support and technical (but not monetary) assistance to Tenant related to relocation of utilities within the vacated portion of 3rd Avenue and otherwise required in connection with the Tropicana Development Project and approvals for related roadway infrastructure, traffic and signage related to the Tropicana Development Project.

6.             Redevelopment Credits.  Tenant shall receive a credit against Rental in the aggregate amount of Twenty Million Dollars ($20,000,000) (the “Redevelopment Credits”).  If Tenant does not satisfy the Redevelopment Commitment as to development costs or square footage, the Redevelopment Credits shall be ratably adjusted downward.  The Redevelopment Credits shall be applied as a credit against Rental over a period of one hundred twenty months (120) months in the amount of One Hundred Sixty-Six Thousand Six Hundred Sixty-Six Dollars and 67/100 Dollars ($166,666.67) Dollars per month beginning on the later of (i) the first full calendar month after the opening to the public of the Tropicana Development Project, or (ii) January 1, 2018.

7.             LST 325 Development Project.  The Commission desires that the Evansville LST 325 Maritime vessel (the “LST 325”) be docked in place of Tenant’s current gaming vessel after its removal.  The “LST 325 Development Project” consists of the preparation of the site for mooring and use of the LST 325 including required dredging and installation of loading ramps and related facilities (including a ticket counter, maritime museum and/or gift shop to be located within the existing Pavilion Building at the Leased Premises).  In order to facilitate the LST 325 Development Project:  (i) within five (5) days after the Effective Date, Tenant shall contribute One Million Dollars ($1,000,000) to the Port Authority of Evansville (“Port Authority”) for use in connection with the LST 325 Development Project; (ii) within one hundred twenty (120) days of opening the Tropicana Development Project to the public, subject to reasonable extensions due to seasonal conditions and U.S. Coast Guard approvals (the “Removal Date”), Tenant shall remove its current gaming vessel and ramping system from the Leased Premises; (iii) on or before the Removal Date, Tenant shall make available to the City, the Commission and/or the Port Authority that portion of the Leased Premises reasonably required in connection with the LST Development Project, including the dock area of the Leased Premises, for the balance of the remaining Demised Term, including all Extended Terms, pursuant to a rent-free sublease agreement containing commercially reasonable terms to be negotiated in good faith by the Parties and providing for the free use by visitors to the LST 325 of Tenant’s parking structure; and (iv) on or before the Removal Date, Tenant shall make available to the City, the Commission, the Port Authority and/or a non-profit entity space within the existing Pavilion Building at the Leased Premises reasonably acceptable to the Commission and Tenant to locate a ticket counter, maritime museum and/or gift shop, pursuant to a rent-free sublease, license and/or co-use agreement containing commercially reasonable terms to be negotiated in good faith by the Parties.  If the LST 325 Development Project is not accomplished or is discontinued, the LST 325 Contribution, the dock area and the space in the Pavilion Building may be used for another use beneficial to the City that is not incompatible to or in competition with Tenant’s operations and does not include a competitor of Tenant, subject Tenant’s consent (such consent not to be unreasonably withheld, conditioned or delayed).

8.             Taxes.  Tenant covenants and agrees to pay during the Demised Term all real and personal property taxes for all property owned or leased by Tenant, its affiliates and subsidiaries before the tax bills are delinquent or otherwise as provided by law, and from the Effective Date until there are no unapplied Rental Pre-Payment or Redevelopment Credits, further covenants and agrees during such period not to contest or appeal any property tax assessment that would result in an assessed valuation below (i) the assessed valuation as to land and improvements for calendar year 2014 (pay 2015) (as adjusted by appeals pending as of November 12, 2015 and appeals that may be filed for the 2015 (pay 2016) tax year, and subject to improvements demolished, damaged or rendered unusable, or, in the case the vessel, removed) (the “Base Tax Amount”) or, (ii) after completion of the Tropicana Development Project, the Base Tax Amount plus 100% of the hard improvement costs of the Tropicana Development Project.  For the avoidance of doubt, this Section 8 shall not preclude Tenant’s prosecution to conclusion of appeals pending as of November 12, 2015, appeals that may be filed for the 2015 (pay 2016) tax year, or appeals for future assessments not inconsistent with this Section 8.

9.             Other Lease Revisions.

(a)           The definition of “Ancillary Site” referenced in the fourth “whereas” clause of the Lease is hereby revised to include any and all real property owned or leased by Tenant or its affiliates, including facilities located thereon within the area bounded by NW Riverside Drive, South Fulton Avenue, NW Second Street and Court Street in the City of Evansville, Indiana”.

(b)           The definition of “License” referenced in Section 2.01 of the Lease is hereby revised to mean the gaming license issued to Tenant by the Indiana Gaming Commission.

(c)           Notwithstanding anything to the contrary contained in Section 2.06 of the Lease, after the opening of the Tropicana Development Project to the public and the removal of Tenant’s current gaming vessel from the Leased Premises, Tenant may use the Leased Premises and the Ancillary Site solely for the purposes of developing and operating facilities ancillary to the Tropicana Development Project and its existing casino-hotel, entertainment, convention and meeting businesses, conducting gaming operations pursuant to the License and such other lawful purposes approved by the Commission or the City (such consent not to be unreasonably withheld, conditioned or delayed).  For the avoidance of doubt, neither the foregoing provision nor any approval of any use by the Commission or the City shall be construed to relieve Tenant of its obligations to comply with all applicable federal, state and local laws, ordinances, requirements, orders, rules and regulations, including without limitation City zoning ordinances and obtaining all required permits and approvals through standard procedures, in connection with any such use.

(d)           In the first sentence of Section 15.01 of the Lease, the word “riverboat” is hereby deleted.

(e)           In the second sentence of Section 15.01 of the Lease, the very last word (“thereon”) is hereby deleted and replaced with “on the Riverboat and at the Ancillary Site”.

(f)            In Section 16.01(d) of the Lease, the phrase “riverboat gaming operations from the Riverboat to be docked at the Leased Premises” is hereby deleted and replaced with “gaming operations from the Riverboat or the Ancillary Site”.

(g)           In the first sentence of Section 16.02 of the Lease, the phrase “its riverboat gambling operations on the Riverboat” is hereby deleted and replaced with “gambling operations on the Riverboat or the Ancillary Site”.

(h)           In the fourth sentence of Section 16.02 of the Lease, the phrase “the riverboat” is hereby deleted.

(i)            In the first sentence of Section 21.04 of the Lease, the phrases “riverboat gaming operations” and “riverboat gaming operation” are hereby deleted and replaced with “gaming operations” and “gaming operation”, respectively.

(j)            Notwithstanding anything to the contrary in the Lease, (i) except in accordance with Section 1.05 of the Lease, Tenant may not terminate the Lease for any reason whatsoever and the Demised Term shall continue (including, for the avoidance of doubt, the deemed exercise of Extended Terms) so long as Tenant or its operating agent is conducting gaming operations in the City of Evansville, unless the City and Tenant execute an agreement providing for, in addition to such termination, payments to the City in an amount equal to the Rental under the Lease as long as such gaming operations continue (the “Replacement Agreement”) and the Parties hereby agree to negotiate such Replacement Agreement in good faith upon Tenant’s request if Tenant no longer desires to use the Leased Premises and no Event of Default is continuing, and (ii) in the event of any sale of Tenant’s interest in the gaming operation conducted pursuant to the License, the Lease or the Replacement Agreement, as applicable, must be simultaneously assigned to and assumed by the purchaser of Tenant’s interest in such gaming operation, pursuant to an assignment and assumption agreement acceptable to the Parties.

10.          Tenant Representations and Warranties.  Tenant hereby represents, warrants and covenants to the Commission as follows:

(a)           Patriot Act.  Neither Tenant, its affiliates nor any of their respective partners, officers, directors, members, managers or shareholders:  (i) is listed on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Asset Control, Department of the Treasury (“OFAC”) pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) (the “Order”) and all applicable provisions of Title III of the USA Patriot Act (Public Law No. 107-56 (October 26, 2001)); (ii) is listed on the Denied Persons List and Entity List maintained by the United States Department of Commerce; (iii) is listed on the List of Terrorists and List of Disbarred Parties maintained by the United States Department of State; (iv) is listed on any list or qualification of “Designated Nationals” as defined in the Cuban Assets Control Regulations 31 C.F.R. Part 515; (v) is listed on any other publicly available list of terrorists, terrorist organizations or narcotics traffickers maintained by the United States Department of State, the United States Department of Commerce or any other governmental authority or pursuant to the Order, the rules and regulations of OFAC (including without limitation the Trading with the Enemy Act, 50 U.S.C. App. 1-44; the

International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06; the unrepealed provision of the Iraq Sanctions Act, Publ.L. No. 101-513; the United Nations Participation Act, 22 U.S.C. § 2349 aa-9; The Cuban Democracy Act, 22 U.S.C. §§ 60-01-10; The Cuban Liberty and Democratic Solidarity Act, 18.U.S.C. §§ 2332d and 233; and The Foreign Narcotic Kingpin Designation Act, Publ. L. No. 106-120 and 107-108, all as may be amended from time to time); or any other applicable requirements contained in any enabling legislation or other Executive Orders in respect of the Order (the Order and such other rules, regulations, legislation or orders are collectively called the “Orders”); (vi) is engaged in activities prohibited in the Orders; or (vii) has been convicted, pleaded nolo contendere, indicted, arraigned or custodially detained on charges involving money laundering or predicate crimes to money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes or in connection with the Bank Secrecy Act (31 U.S.C. §§ 5311 et. seq.).

(b)           Non-Collusion.  Neither Tenant, its affiliates nor any of their respective partners, officers, directors, members, managers or shareholders, employees, agents or representatives, directly or indirectly, entered into or offered to enter into any combination, collusion or agreement to receive or pay, and have not received or paid, any sum or money or other consideration for the execution of this Amendment other than that which appears upon the face of this Amendment.

(c)           Anti-Discrimination.  No person on the grounds of race, sex, sexual orientation, gender identity, religion, color, national origin, ancestry, age, disability, or United States military service veteran status (“Protected Characteristics”) shall be excluded from participation in, denied the benefits of, or be otherwise subjected to discrimination in the use of the Leased Premises or the Tropicana Development Project.  In connection with the construction of any improvements on, over, or under the Leased Premises or in connection with the Tropicana Development Project and the furnishing of services thereto, no person on the grounds of Protected Characteristics shall be excluded from participation in, denied the benefits of, or otherwise be subjected to discrimination.  Tenant shall not discriminate against any employee or applicant for employment to be employed at the Leased Premises or at the Tropicana Development Project, with respect to her or his hire, tenure, terms, conditions, or privileges of employment, or any matter directly or indirectly related to employment, because of her or his Protected Characteristics.  Tenant shall comply with applicable federal laws, regulations, and executive orders prohibiting discrimination based on Protected Characteristics.

(d)           Payments to City.  Tenant is not presently delinquent in payment of taxes, permit fees or other statutory regulatory or judicially required payments to the City.

(e)           Pending Actions.  Tenant has no current, pending or outstanding criminal, civil, or enforcement actions initiated by the State of Indiana (other than due course gaming regulatory enforcement actions by the Indiana Gaming Commission), or the City and agrees that it will immediately notify the City of any such actions.

11.          Lease in Full Force and Effect.  Except as expressly amended by this Amendment, the Lease shall remain unchanged and in full force and effect, as amended hereby.

12.          Affirmation of Guaranty.  Guarantor hereby unconditionally guarantees and promises to perform and reaffirms its obligations under the Lease, as amended by this Amendment.

13.          Effective Date.  This Amendment shall not be of any force or effect until the Effective Date.  The “Effective Date” shall be the later of (i) the date the vacation of that portion of 3rd Avenue required for the Tropicana Development is final and non-appealable, and (ii) approval of this Amendment and the Tropicana Development Project by the Indiana Gaming Commission.  If the Effective Date does not occur by March 31, 2016 (the “Outside Effective Date”), this Amendment shall be null and void, provided that, if on March 31, 2016 the Indiana Gaming Commission has approved this Amendment and the Tropicana Development Project and the vacation of 3rd Avenue is then pending or within an appeal period, the Outside Effective Date shall be extended to the date that the determination with respect to such vacation is final and non-appealable.

14.          Authorization.  The Parties respectively represent to one another that the execution, delivery and performance of this Amendment have been duly authorized and this Amendment constitutes the legally binding obligation of the respective Parties.

15.          Definitions.  All of the capitalized terms used herein, but not defined in this Amendment, shall have the meaning set forth in the Project Agreement and the Lease.

16.          Miscellaneous.  To the extent not amended, modified or supplemented hereby, all other terms and provisions of the Lease are hereby ratified and confirmed.  In the event of an inconsistency between the terms and provisions contained in the Lease and those set forth in this Amendment, the terms and provisions of this Amendment shall control.  This Amendment may be executed in one or more counterparts or by use of counterpart signature pages.  Furthermore, executed counterparts or counterpart signature pages of this Amendment may be delivered by facsimile or other reliable electronic means (including sending .pdf documents by electronic mail), and executed counterparts or counterpart signature pages so delivered shall be deemed to be originals for all purposes and shall be valid and binding for all purposes.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this Amendment on the date first set forth above.

BY TENANT:

AZTAR INDIANA GAMING COMPANY, LLC

an Indiana limited liability company

By:	Aztar Riverboat Holding Company, LLC,
its sole member

	By:	/s/ Anthony P. Rodio

	Name:	Anthony P. Rodio

	Title:	President and CEO

BY GUARANTOR:

NEW TROPICANA OPCO, INC.,

a Delaware corporation

By:	/s/ Anthony P. Rodio

Name:	Anthony P. Rodio

Title:	President and CEO

REDEVELOPMENT COMMISSION OF

THE CITY OF EVANSVILLE, INDIANA

/s/ Stan Wheeler

/s/ Randy Alsman

/s/ Jennifer Raibley

/s/ Dave Clark

/s/ Mike Schopmeyer